Contract



between



Enertrag AG
Gut Dauerthal
17291 Dauerthal

                                                - in the following ,,Enertrag "-



and



EU Energy Ltd.
Technology House
151 Silbury Boulevard
Cent ral Milton Keynes
MK9 1LH
United Kingdom

                                               - in the following "EU Energy " -


                               - 1. and 2. both in the following "the parties" -




                                    Preamble
                                    --------


Enertrag intends to participate in the subsidiary of EU Energy, the EU Energy Service & Maintenance GmbH, by a capital increase. For this purpose the parties close the following contract:



                                      ss. 1
                           Obligations of the Enertrag

1. By share holder resolution of 27 September 2006 the capital stock of the EU Energy service & maintenance GmbH (in the following ,,the company ") was increased by 25,000.00 (euro) to 50,000.00 (euro). Enertrag commits itself to take over this new investment at a value of 25,000 (euro).

2. Further Enertrag commits itself to deposit into the capital reserve of the company an amount at a value of 1,200,000 (euro) (one million two hundred thousand euros).

3. Enertrag commits itself to integrate the personnel listed in annex 1 into the company and to transfer the appropriate work contracts to the company.

4. Enertrag commits itself to bring in all business assets as well as all know-how of their service and of management line of business specified in annex 3 into the company as according to the business plan closed between the parties (annex 2).



                                      ss. 2
          Obligations of the EU Energy as a shareholder of the company

1. EU Energy commits itself to keep the regular course of business of the company.

2. EU Energy further commits itself to adjust the capital reserve of the company for the current loans between the company and other companies of the EU Energy group of companies to a value of (euro) 729,000.

3. The current long-term loan agreement between the EU Energy and the company of ... at a value of (euro) 4,168,000 (euro) EU Energy will change into a medium-term loan and adapt as a book value to the inventory of the company at a value of (euro) 3,480,000. Basis for this adaption is the balance from 03 July 2006.

         The resulting excess amount of (euro) 688,000 will be paid by EU Energy into the company's account. This amount is then either depreciated by the shareholders of the company or adjusted into the capital reserve of the company or taken as a loan to the usual market conditions. The parties agree that Enertrag does not take part as a shareholder in the repayment of the aforementioned sum of 688,000 (euro).

4. The personnel of the company as in annex 4 is to be left in the company by EU Energy.

5. EU Energy commits itself to acquire by the company as its subsidiary the business assets of Enertrag energy service GmbH as according to annex 3 to the existing book value at the time of conclusion of this contract (approximately 200,000 (euro)) .



                                      ss. 3
                           Obligations of both parties

1. The parties commit themselves to participate to the necessary extent in the notarial recording, in particular regarding the declaration of the capital increase of the company by Enertrag, as well the necessary amendments of the present articles of association and bye-laws.

2. The parties agree that the name of the company is changed in the context of an amendment of the articles of association to "E Energy Service GmbH".

3. The parties commit themselves to implement the bye-laws attached here as annex 4 after the capital increase by Enertrag into the company.

4. The parties agree that the operational management is to be determined by a four-eye principle, i.e. that all decisions are decided together by the two managing directors of the company.

5. Further the parties will appoint an advisor for the company comprising of 4 members. Two of the members of the advisory board are to be appointed by EU Energy, the other two members of the advisory board are to be determined by Enertrag.

6. The parties agree that E Energy service GmbH with effect from October 1, 2006 service agreements between both parties are concluded, wherein exclusive co-operation between the company and the parties is regulated. The conditions of these exclusive service agreements are to be regulated here in agreement of both parties.

7. Future Investments regarding the company will take place by investment plans which are to be entered into by the parties. Half of the respective investments are carried in each case by the parties as shareholders of the company.



                                      ss. 4
                             Warranties of Enertrag

1. Enertrag guarantees that the assumption of the capital increase of the company to a value of 25, 000.00 (euro) as well as the deposit into the capital reserve of the company at a value of 1.2 million (euro) will be accomplished within 10 days from the capital increase. Should Enertrag not fulfil this obligation timely, Enertrag will be immediately in delay these obligations. Interests will then amount to 6%.

2. The right of EU Energy to withdraw or reverse the contract in the context of the compensation for damages should the aforementioned assurances not occur, is excluded.



                                      ss. 5
                             Warranties of EU Energy

1. EU Energy ensures in the context of the restrictions specified in ss. 5 exp. 2 that

         a) the capital stock at a value of 25,000 (euro) is completely paid in.

         b)       the company is not in arrears with payments of due taxes.

         c) the company has no further pending law cases with any party except those mentioned in annex 5.

         d) With completion of the end-of-year procedure as well as during recording of the individual business transactions the basics of normal record keeping were adhered to.

         e)       Stock determined by stocktaking

         f)       Intrinsic value of claims against third parties

2. The right of Enertrag to withdraw or reverse the contract in the context of the compensation for damages should the aforementioned assurances not occur, is excluded.

3. EU Energy is liable for any subsequent charges of receiver of revenue claiming compensation of damages, without the contract being allowed to be reversed, if these tax liabilities originated before October 1, 2006.

4. Further reaching liabilites, in particular for the yield capacity and fair value of the company, are excluded.



                                      ss. 6
                            Execution of the contract

The parties agree to the further business procedure as follows:

1. The time frame of further conclusion of the contract determines itself according to annex 6.

2. The parties agree that a potential negative result of a potential merger control by the Federal non competition authorities concerning the participation of Enertrag in the company applies as a liquidating condition to this contract.


                                      ss. 7
                        Mediations and arbitration clause

1. All disputes from and in connection with the present contract, including disputes over its existence or its completion, are finally and binding decided under exclusion of the regular courts by an arbitral tribunal. The parties agree upon the application of the rules of arbitration of the German institute for arbitration (DIS) in the at present valid arbitration version with the following modifications:



         A)       The arbitrator is specified jointly by the parties.

         b) The parties are to be heard before decree of the arbitral award, unless parties decline a verbal negotiation in writing.

         C) The arbitral tribunal strives in each procedure to find an amicable settlement of the law case. It decides according to valid material right. The arbitral tribunal decides also on the costs of the arbitration in appropriate application of the ss. 91 ZPO(Zivilprozessordnung).

         D) Defined as the responsible court in line with ss. 1062 ZPO is the Oberlandesgericht Schleswig.

2. Place of the arbitration is Luebeck. Meetings of the arbitral tribunal can also take place at other places.

3. Before arbitration is implemented, the parties will attempt mediation. The Mediator is specified both parties in agreement. By non-agreement, rules of arbitration apply according to DIS. The place of the mediation is determined by ss.7 No. 2 of the current contract. The remuneration of the Mediators applies as according to the regulation of DIS. It is inadmissible for the Mediator and arbitrator to be the same person. The arbitrator is to reject the arbitration complaint as inadmissibly, if a Mediation did not take place.

4. All claims in connection with the current contract are applied according to German law.

5. The parties agree on German language to be used during the arbitration as well as the Mediation.



                                      ss. 8
                               Severability clause

If individual provisions of the current contract should be or become ineffective, the contract as a whole remains unaffected by it. Furthermore, the Contracting Parties commit themselves to replace the ineffective determinations with determinations which come next to the intended purpose.



                                      ss. 9
                        Written form, special agreements

1. Changes and additions of the current contract require the written form. This applies also to the writing clause.

2.       Verbal special agreements do not exist.

                                     ss. 10
                                     Annexes

The following Annexes are an integral component of the current contract:

- Annex 1: Personnel of Enertrag to be transferred to the company
- Annex 2: Business plan
- Annex 3: Assets and know-how of Enertrag
- Annex 4: Bye-laws
- Annex 5: List of law suits
- Annex 6: Time schedule




_____________, ..................              ____________, ...................










  /s/ Jorg Kubitza                                  /s/ illegible
----------------------                              ---------------------------
EU Energy                                           Enertrag


September 27, 2006